RVX ASSET MANAGEMENT, LLC

Code of Ethics

20900 NE 30th Avenue Suite 401

Aventura, FL 33180

T: (305) 363-6894

February 2016

This document contains confidential information created and maintained by RVX Asset Management, LLC and should not be reproduced without prior written authorization.

Table of Contents

Section 1: Scope	5
Relevant Exhibits	5
Persons Covered by the Code	5
Securities Covered by the Code	5
Accounts Covered by the Code	6
Indirect Interest or Control	6
Beneficial Interest or Control - Trusts	6
Section 2: Statement of General Principles and Code of Conduct	7
Relevant Exhibits	7
Code of Conduct	7
Compliance with Laws, Rules and Regulations	8
Conflicts of Interest	8
Corporate Opportunities	8
Competition and Fair Dealing	9
Confidentiality	9
Privacy of Client Financial Information	9
Protection and Proper Use of the Company’s Assets	9
Payments to Government Personnel	9
Waivers of the Code	10
Disclosures and Controls	10
Section 3: Fiduciary Capacity	11
Relevant Exhibits	11
Fiduciary Duty	11
Fiduciary Principles	11
Section 3: Insider Trading	13
Relevant Exhibits	13
Who is an Insider?	14
What is Material Information?	14
What is Non-Public Information?	15
Penalties for Insider Trading	15
Procedures to Implement Insider Trading Policy	15
Restricted/Watch Lists	16
Violations	16
Procedures	17
Section 4: Personal Securities Reporting	18
Relevant Exhibits
Procedures for Initial and Annual Reporting of Personal Securities Holdings
Procedures for Quarterly Reporting of Personal Securities Transactions
Reporting
IPOs and Private Placements Policy Pre–clearance
Exceptions to Reporting

Procedures
Section 5: Outside Business Activities Policy and Reporting	24
Relevant Exhibits	24
Outside Business Activities	24
Preapproval	24
Executor/Trustee	24
Procedures	24
Section 6: Gifts and Entertainment Policy	25
Relevant Exhibits	25
Gifts and Entertainment	25
Section 7: Social Media and Networking Policy	26
Relevant Exhibits	26
Policy	26
Procedures	28
Section 8: Political Contributions Policy and Reporting	29
Relevant Exhibits	29
Background	29
Policy	29
Section 9: Code of Ethics Acknowledgements	30
Relevant Exhibits	30
Acknowledgements	30
Procedures	30
Section 10: Form ADV Disclosure	31
Relevant Exhibits	31
Section 11: Violations and Sanctions	32
Relevant Exhibits	32
Reporting any Illegal or Unethical Behavior or Violations of this Code	32
Sanctions	32
Section 12: Compliance Oversight	33
Relevant Exhibits	33
Section 13: Recordkeeping	34
Relevant Exhibits	34
EXHIBITS	35
Exhibit A – Covered Persons	36
Exhibit B – Pre–Clearance Request Form	37
Exhibit C – Quarterly Personal Securities Transaction Report	38
Exhibit D – Initial / Annual Holdings Report	40
Exhibit E – Outside Business Activities Disclosure Form	41
Exhibit F – Outside Business Pre-Approval Form	42
Exhibit G – Initial / Annual Acknowledgement Report	43
Exhibit H – Definitions	44

Code of Ethics

The Investment Advisers Act of 1940 (Advisers Act) requires all Securities and Exchange Commission (SEC) registered investment advisers to adopt Codes of Ethics.

This Code of Ethics has been adopted by RVX Asset Management, LLC. (“RVX”, the “Adviser”, the “Firm” or the “Company”) and sets forth standards of business conduct and requires compliance with federal securities laws. In addition, the Code of Ethics addresses personal securities trading and requires reporting of personal holdings and securities transactions of certain employees.

The person(s) named below is (are) responsible for compliance with all regulatory jurisdictions’ rules and regulations, (which includes the administration of this Code), the Company’s internal policies and procedures, and the overall supervision of Covered Persons.

Jacqueline Walker

Chief Compliance Officer

20900 NE 30th Avenue, Suite 401

Aventura, FL 33180

T: (305) 363-6894

E-mail: JWalker@rvx-am.com

Section 1: Scope

Relevant Exhibits

Exhibit A – List of Covered Persons

Persons Covered by the Code

The Code applies to Covered Persons, as defined below.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
2.	Employees; and
3.	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Company’s Supervised Persons:

1.	Who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Company or its control affiliates manage; or
2.	Who are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

The Company’s directors are presumed to be Access Persons. However, certain directors of the Company may not be considered Access Persons if they do not otherwise fall under the definition of an Access Person.

The Company has elected to subject all covered persons to the provisions of this Code. All

Covered Persons are listed on Exhibit A to this Code.

Securities Covered by the Code

A Covered Security includes any instrument that is considered a Security under the Advisers Act except the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares of open–end mutual funds that are not advised or sub–advised by the Company or its affiliates;

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open– end funds, none of which are funds advised or sub–advised by the Company or its affiliates; and
6.	Shares of ETFs held in college savings plans (529 Plans).

Accounts Covered by the Code

The Code applies to Accounts over which the Covered Person has direct or indirect beneficial interest or control. The Company’s Code requires a Covered Person to submit reports on all Covered Securities in all Covered Accounts.

Covered Persons have an interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

Indirect Interest or Control

The following are examples of indirect interest or control of securities:

1.	Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
2.	Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and
3.	Covered Persons’ interests as a manager/member in the securities held by a limited liability company.

Covered Persons have no indirect interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

Beneficial Interest or Control - Trusts

The following are examples of beneficial interest in securities held by a trust:

1.	Ownership of securities as a trustee where either the Covered Person or members of the Covered Persons’ immediate family have a vested interest in the principal or income of the trust;
2.	Ownership of a vested beneficial interest in a trust; and
3.	A Covered Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Covered Person to revoke the trust.

Section 2: Statement of General Principles and Code of Conduct

Relevant Exhibits

Exhibit G – Initial / Annual Acknowledgement Report

The Company is dedicated to providing effective and proper services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Company’s Covered Persons maintain the highest standards of ethical behavior in the performance of their duties.

Covered Persons must:

1.	Place interests of clients first, and must scrupulously avoid serving their own interests ahead of those of clients when making any decision relating to personal investments;
2.	Not take inappropriate advantage of their positions;
3.	Keep information concerning clients’ investments confidential;
4.	Always provide professional investment management advice based upon unbiased independent judgment;
5.	See and obtain pre-approval for all outside business activities; and
6.	Report all securities transactions and potential conflicts of interest to the Adviser.

These principles govern all conduct by Covered Persons whether or not such conduct is covered by specific procedures.

Code of Conduct

The Advisers Act requires the Company’s Code of Ethics to set forth a standard of business conduct required of all Covered Persons. As an investment advisor, the Company acknowledges that it is performing its obligations from a position of trust and fiduciary responsibility to its clients. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All employees, partners, officers, directors and consultants (including those of under contractual obligation to the Company; hereafter collectively referred to as ‘employees’) must conduct themselves accordingly.

Employees must not only observe acceptable general principles of conduct and specific requirements surrounding personal trading and reporting, but must comply with applicable federal and state laws. The applicable regulations may include the Securities Act, the Investment Advisors Act, the Exchange Act as well as other regulations adopted by the Securities and Exchange Commission and other regulators. In the unexpected situation where a law conflicts with a policy in this Code or if an Employee has any questions about any potential conflicts, Employees should ask their manager, the Chief Compliance Officer (CCO) or other appropriate person how to handle the situation. Situations which arise where the Employee believes there is a conflict in actions required or requested between the code and the law must be immediately brought to the attention of the CCO.

The Company believes that these general principals to be detailed in this acknowledgement will assist the Company in fulfilling its fiduciary responsibilities as well as protect the integrity and reputation of the Company and its employees. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment or other service or actions to remove the individual as an employee (refer to the full definition of employee set out above).

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees of the Company must respect, obey and comply with all applicable governmental laws, rules and regulations, including those of the cities and states in which the Company operates. Although not all employees of the Company are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from the CCO.

The Company will hold information and training sessions at least annually to promote compliance with laws, rules and regulations, including insider-trading laws at least annually.

Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company or its clients. A conflict situation can arise when an employee of the Company takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee of the Company, or member of his or her family, receives improper personal benefits as a result of his or her position at the Company. Loans to, or guarantees of obligations of, employees of the Company and their family members may create conflicts of interest.

The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf during the course of the Employee’s normal and usual required work. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines that may be approved in writing by a majority of the managing partners from time to time. Conflicts of interest may not always be clear-cut, so all questions should be directed to a Company officer, the CCO or the Company’s legal counsel. Any employee of the Company who becomes aware of a conflict or potential conflict should bring it to the attention of a manager or the CCO.

Remember at all times that there is a fiduciary obligation for all activities to conform to the best interests of the client and to actively report any suspected violations.

Corporate Opportunities

Employees of the Company are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee of the Company may use corporate property, information, or position for improper personal gain. Employees of the Company owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

The Company seeks to outperform the competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee of the Company should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, employees, officers and directors. No employee of the Company should take unfair advantages of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair- dealing practice.

Confidentiality

Employees of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by a company officer or legal counsel, or required by laws, rules or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or other service ends.

Privacy of Client Financial Information

The Company will not disclose any nonpublic personal information about a client to any nonaffiliated third party unless the client expressly gives permission to the Company to do so. The client must grant such permission or deny permission to the Company in writing. A copy of the permission/denial document will be filed in the client file. The permission/denial should be part of the client application.

The Company will ensure that in all dealings with third parties that the privacy policy, as articulated in the Compliance Manual, will be followed.

Protection and Proper Use of the Company’s Assets

All employees of the Company should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees of the Company to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government officials of any country.

In addition, the U.S. government has a number of laws, rules and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The CCO can provide guidance in this area. Policies regarding political contributions to state and local elections are covered in Section 8 of this Code.

Waivers of the Code

Any waiver of this Code may be made only by unanimity of CEO, COO/CCO, and CIO and will be promptly disclosed as required by law or regulation.

Disclosures and Controls

All employees of the Company are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, other regulatory bodies and in other public communications made by the Company.

Accordingly, it is the responsibility of employees of the Company promptly to bring, or cause to be brought, to the attention of the CCO or other officers, any information of which he or she may become aware that affects the disclosures made by the Company in its public filings, submissions or communications or otherwise assist such persons in fulfilling the responsibilities with respect to such public filings, submissions or communications. It is the responsibility of all employees to know, understand and comply with the rules and regulations under which the Company’s business is supervised.

All employees of the Company shall promptly bring, or cause to be brought, to the attention of the persons responsible for creating such disclosures, any information he or she may have concerning

(a)   significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and (c) any irregularities in dealing with clients which affect the fiduciary responsibilities of the advisor in dealing in a fair and objective manner.

Section 3: Fiduciary Capacity

Relevant Exhibits

None

Fiduciary Duty

Pursuant to Section 206 of the Advisers Act, both the Firm and its IARs are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this Section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Fiduciary Principles

1.	Disinterested Advice. The Firm must provide advice that is in the client’s best interest and IARs must not place their interests ahead of the client's interests under any circumstances.
2.	Written Disclosures. Both the Disclosure Brochure (Form ADV Part 2) and the Firm’s Client Advisory Agreement must include language detailing all material facts regarding the Firm, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to ensure that all clients are provided with these documents and that they contain the proper disclosure language.
3.	Oral Disclosures. Where regulations require specific oral disclosures to be provided to clients, the CCO should review with IARs the proper manner in which to affect such disclosures, as well as establish procedures for monitoring compliance.
4.	Conflicts of Interest. IARs must disclose any potential or actual conflicts of interest when dealing with clients. For example purposes, if investment advice includes transaction recommendations that would be executed through the Company or an affiliate of the Company, then the advice given would be subject to a potential conflict of interest.
5.	Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information; required by regulators or legal authorities; or service providers on a need-to- know basis entering into confidentiality agreements with a required reason to have temporary access (i.e. administrator)
6.	Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and, misappropriation of client funds.
7.	Fiduciary Obligations. The Firm and its IARs are subject to the following specific fiduciary obligations when dealing with clients:

a.	The duty to have a reasonable, independent basis for the investment advice provided;
b.	The duty to obtain best execution for a client's securities transactions where the IAR is in a position to direct brokerage transactions for that client;
c.	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and,
d.	A duty to be loyal to client interests.

8.	Fiduciary Obligations under ERISA. The Firm, either directly with Clients or through Client ownership of managed private investment companies, does not manage ERISA assets. The CCO is aware of the definition and requirements involving ERISA assets, as described below:

a.	Defined. Under ERISA, a fiduciary is any person who:

1.	exercises discretionary authority or control involving the management or disposition of plan assets;

2.	renders investment advice for a fee; or,

3.	has any discretionary authority or responsibility for the administration of the plan.

b.	Requirements. Where the Firm acts as a fiduciary under ERISA, it must:

1.	act solely in the interests of the participant and their beneficiaries;

2.	offset the expenses of administration of the plan;

3.	act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

4.	diversify plan investments to reduce the risks of large losses unless it is clearly prudent not to do so; and,

5.	act according to the terms of the plan documents, to the extent the documents are consistent with ERISA.

Section 3: Insider Trading

Relevant Exhibits

None

Employees of the Company who have access to confidential information (and any employee of the Advisor, officer or director could have access to such information) are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision or otherwise benefit on the basis of this information is not only unethical but also illegal.

In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees, officers and directors trading in securities. This policy has been distributed to every employee of the Company. Any questions should be directed to the Company’s CCO or the Company’s legal counsel.

The Company forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at the Company.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider on the basis of material non-public information;

•	Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

•	Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any questions arise, Employees should consult the Company’s CCO.

Who is an Insider?

The term “insider” is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a client’s publically- held firm to which it provides advice or for which it performs other services. If a client’s publically- held firm expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Company will be considered an insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.

Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. The foregoing is not intended to be an exhaustive list.

Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:

c.	dividend changes;
d.	dividend increases or decreases;
e.	earnings estimates;
f.	changes in previously released earnings estimates;
g.	significant new products or discoveries;
h.	developments regarding major litigation by or against the company;
i.	liquidity or solvency problems;
j.	significant merger or acquisition proposals or agreements; or
k.	extraordinary management developments,
l.	similar major events which would be viewed as having materially altered the information available to the public regarding the Company or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of the Company in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

1.	Identify Insider Information

Before an Employee trades or makes investment recommendations for himself/herself or others, including investment companies or private accounts managed by the Company, or in the securities of a company about which the Employee may have potential insider information, the Employee should as himself/herself the following questions

a.	Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?
b.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

2.	Cease Communication and Report

If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed.

a.	Report the matter immediately to the CCO.

b.	Do not purchase, sell or recommend securities on behalf of the Employee or others, including accounts managed by the Company.
c.	Do not communicate the information inside or outside the Company other than to the CCO
d.	After the CCO has reviewed the issue, the Employee will be instructed as to the proper course of action to take.

3.	Restricting Access to Material Non-Public Information

Information in the Employee’s possession that the Employee identifies as material and non- public may not be communicated to anyone, including persons within the Company except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

Restricted/Watch Lists

Although the Company does not typically receive confidential information from public companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Company may place certain securities on a “restricted list.” Covered Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period in which they are listed. Securities issued by companies about which a number of Covered Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Company shall take steps to immediately inform Covered Persons of the securities listed on the restricted list.

The Company may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Covered Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Covered Persons and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Violations

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, and exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any Covered Person will constitute grounds for immediate dismissal.

Procedures

Covered Persons must:

1.	Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;
2.	Advise the CCO of all outside activities, directorships or material ownership in a public company (over 5%);
3.	Maintain awareness, reports and monitor clients who are shareholders, directors, or senior officers of public companies;
4.	Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and
5.	Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

Section 4: Personal Securities Reporting

Relevant Exhibits

Exhibit B – Pre-Clearance Request Form1

Exhibit C – Quarterly Personal Securities Transaction Report

Exhibit D – Initial / Annual Holdings Report

Essentially, this policy prohibits "access persons” from engaging in Personal Securities Transactions (as defined below) involving securities and financial instruments which the Adviser and any of its affiliates is recommending or trading or contemplates recommending to clients, and certain other securities and financial instruments.

No access person may engage in Personal Securities Transactions involving any financial instruments which are:

a)	Owned by a client. This includes all collective investment schemes and managed accounts. This ban also holds true for financial instruments where a credit report is being prepared.

b)	Actively contemplated for transactions on behalf of clients, even though no buy or sell orders have been placed. This restriction applies from the moment that an employee has been informed in any fashion that any advisory representative intends to purchase or sell a specific security for clients’ accounts. This is a particular sensitive area and one in which each employee must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interests of clients;

Long only transactions are allowed in the following financial instruments:

a)	Debt or equity securities, including closed-end funds, in emerging markets, defined as a country outside the G-10;

b)	Exchange Traded Funds (ETF’s) in emerging markets, define as a country outside the G-10.

The prohibition in this Section of the Code, however, does not extend to sovereign debt securities, and shares of open-end investment companies (mutual funds).

Unless short sales, options, and margin transactions involve financial instruments which fall within the above prohibitions, employees may engage in such transactions; however, such transactions are strongly discouraged. Any employee engaging in such transactions should recognize the danger of being "frozen" because of the general restrictions which apply to personal transactions as noted above.

1 Employees are permitted to utilize the Pre-Clearance Request Form or provide similar pre-clearance request information via email.

Any employee, who feels that the above prohibitions create a particular hardship for him or her in a particular case, should discuss the facts with the CCO. In specific cases of extreme hardship, an exception may be granted if the interests of the Adviser's clients permit.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for employees’ own account or transactions for other accounts in which employee have "beneficial interest," unless employees have no direct or indirect influence or control over the account or the transaction. "Beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An access person is deemed to have a beneficial interest in securities owned by members of his or her immediate family. Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an access person has a beneficial interest in a security should be brought to the attention of the CCO.

"Immediate family" of an access person means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-in-law
Step-child	Spouse	Daughter-in-law
Grand-child	Sibling	Brother-in-law
Parent	Mother-in-law	Sister-in-law
Step-parent	Father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

If an employee has a substantial measure of influence or control over an account, but neither he/she nor employee’s family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, employee is not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts employee should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with RVX’s investment advisory clients or with respect to employee’s position as a supervised person of the Adviser. In this regard, employees’ attention is directed to Sections covering "Other Conflicts of Interest," and "Other Transactions," respectively, which do apply to such situations.

The term "securities" for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, "security" has the same meaning set forth in Section 2 (a) (36) of the Investment Adviser Act of 1940.

Reporting Requirements

The Securities and Exchange Commission ("SEC") has proposed Rule 204A-1 under the Advisers Act that would require access persons of investment advisors to report their personal securities transactions and holdings. Rule 17j-1 of the Investment Adviser Act was adopted in 1980 and has required that advisers to investment companies have procedures in place that require access persons to submit periodic reports regarding their personal securities holdings and transactions. RVX has determined to adopt policies under its Code that mirror many of the requirements under 17j-1.

Procedures for Initial and Annual Reporting of Personal Securities Holdings

Initial

The report must be made within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.

Annual

The report must be made within 45 calendar days of calendar year end - by February 14th of each year. The information must be current as of a date no more than 45 days prior to December 31st of the previous year.

Content

The Initial and Annual holdings reports must include:

1.	Title and exchange, ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Person has any direct or indirect beneficial ownership; and
2.	Name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit.
3.	The Adviser has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm.

To comply with this policy, every covered person and members of his or her immediate family may also arrange for the Compliance Staff to receive from any broker, dealer, or bank that executes any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such access person or such immediate family member has a beneficial interest. Each month, the Compliance Staff will review the brokerage statements, together with the log of transactions in all client accounts and will discuss any apparent issues first with the access person. After this initial discussion, the CCO shall have sole discretion as to what action to take, including implementing the procedures in Section 8. In addition access persons are required to present an Initial Statements of Holdings (upon first joining the Adviser) and Annual Statements of holdings, as required by rule 17j-1.

Procedures for Quarterly Reporting of Personal Securities Transactions

Quarterly Personal Security Transaction Reports

The report must be made within 20 calendar days after the end of each calendar quarter.

Content

1.	The report must contain the following information:
2.	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;
3.	Interest rate and maturity date (if applicable);
4.	Number of shares and the principal amount of each Covered Security involved;
5.	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);
6.	Price of the Covered Security at which the transaction was effected; and
7.	Name of the broker, dealer or bank with or through which the transaction was effected.

Reporting

The Adviser has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm.

Account statements from financial institutions may be attached to the Report rather than duplicating information on the Report.

Quarterly Certificate Forms will be distributed to all covered persons. Completed forms should be sent to the Compliance staff. All covered persons must file Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification Forms and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than six (6) years, the first two (2) years in an appropriate office of RVX.

The Compliance staff shall review all Quarterly Report Forms filed by covered persons and shall compare such individual reports of transactions entered into by the Adviser, its advisory affiliates and the its advisory clients. The Compliance Associate shall immediately report to the CCO and senior management at the next meeting following the receipt of any report which indicates that a Personal Securities Transaction violated a provision of this Code.

The CCO and senior management shall consider reports made to it hereunder and, upon discovering that a violation of the Code has occurred, may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the CCO

IPOs and Private Placements Policy Pre–clearance

All Covered Persons are required to pre–clear transactions in Initial Public Offerings (IPOs) and Private Placements (Limited Offerings) using the Adviser’s Pre–Clearance Request Form. Pre– clearance will be valid for this the current offering.

The request to purchase a Limited Offering must include the offering documents.

Exceptions to Reporting

The Adviser’s Code does not require a Covered Person to submit:

1.	A quarterly transaction report if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter; and
2.	Reports of transactions effected pursuant to an automatic investment plan.

Procedures

Quarterly

The CCO is responsible for reviewing and monitoring personal securities transactions of Covered Persons of the Adviser:

1.	Comparing the list of Covered Persons against the Quarterly Personal Securities Transaction Reports collected each quarter to assure reporting compliance.
2.	Reviewing all personal securities transactions of Covered Persons at least quarterly for trading abuses and will compare to other Adviser documents as necessary to assure that trading is in compliance with Adviser requirements.

Annually

1.	Comparing the list of Covered Persons against the Annual Personal Securities Holdings Reports collected to assure reporting compliance.
2.	The Annual Personal Securities Holdings reports should be compared to a sample of Personal Quarterly Securities Transaction Reports and/or statements from financial institutions holding the accounts to assure the Covered Person is reporting personal securities transactions as required.

Pre-Clearance of Personal Securities Transactions

Every Personal Securities Transaction by an access person must be pre-cleared prior to execution in accordance with the procedures set forth below.

Any access person wishing to enter into a Personal Securities Transaction shall submit via e-mail a notice to the CCO and/or the Compliance Associate. The notice shall:

a)	state the name of the issuer and type of security, the proposed transaction date, the number of shares or the face amount of the security proposed to be purchased or sold; and,
b)	represent that to the knowledge and belief of the advisory representative, after due inquiry, the proposed Personal Securities Transaction is not prohibited under the Code.

Such a notice shall be submitted, and approval of the proposed transaction shall be provided by the CCO via e-mail, before execution of the proposed transaction. The Adviser’s CIO will approve the transactions of the CCO. The CCO is required to approve the transactions of other access persons. Pre-Clearance approval of any such transaction shall be effective for five (5) business days following such approval. If five (5) business days expire prior to the execution of such transaction, a new written request shall be provided by the access person.

If the proposed Personal Securities Transaction is approved, a copy of the document evidencing approval and a copy of the notice requesting approval shall be maintained in an easily accessible place by RVX for a period of not less than six (6) years (the first two years in an appropriate office of RVX). In addition, each access person shall comply with the reporting requirements set forth in this Code.

Section 5: Outside Business Activities Policy and Reporting

Relevant Exhibits

Exhibit E – Outside Business Activities Disclosure Form

Exhibit F – Outside Business Pre-Approval Form

Outside Business Activities

The Company’s Covered Persons may not participate in Outside Business Activities that may have a negative impact on the performance of their job, conflict with their obligations to the Company, or otherwise reflect adversely upon the Company’s business, image or reputation.

In addition, as in business activities, Covered Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Covered Persons conducts personal financial and tax affairs, and requires conduct is in a manner that does not adversely impact the business, image or reputation of the Company or otherwise reflect adversely upon the Company’s business, image or reputation.

Preapproval

The Company requires that Covered Persons obtain pre-approval for all Outside Business Activities including acting as either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise.

The Company does not require Covered Persons to pre-approve non-investment-related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt.

If the Outside Business Activities could pose a real or perceived conflict of interest with Company clients, or interfere with the Covered Person’s responsibilities to the Company, the CCO may prohibit such activity.

Executor/Trustee

In addition, Covered Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the CCO unless such position is for a family member.

Procedures

All Covered Persons are required to complete:

1.	Outside Business Activities Pre-Approval Form(s), as applicable;
2.	Annual Outside Business Activities Disclosure form; and
3.	If any employee is currently engaged in any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, it must also be disclosed on the individual’s Form U-4 via the IARD system.

Section 6: Gifts and Entertainment Policy

Relevant Exhibits

None

Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage.

The Company’s Covered Persons should not engage in any activity, practice or act which conflicts with the best interests of the Company or its clients. Accepting gifts of more than a nominal value could influence a Covered Person in such a way as to impede his or her independence when making decisions on behalf of the Company or its clients. Similarly, offering gifts that are of greater than nominal value may put the client in an awkward position and create the sense that the Company is trying to buy their business. As a general guideline all Covered Persons are prohibited from giving or receiving any gift that exceeds $250.00 per client on an annual basis. All gifts are required to be reported to the Adviser’s CCO promptly within 3 business days of receipt and prior to any gift being provided to a client in relation to the Adviser’s business activities. The Adviser has not established a dollar threshold or guideline as it pertains to business entertainment other than such expenses must remain reasonable and consistent with the highest ethical standards. Employees are required to submit detailed expense reports including, but not limited to receipts and purpose of the entertainment, attendees, etc., which is reviewed by the Adviser’s CCO and other members of senior management. Gifts and entertainment reviews are evidenced via supervisory log and expense report monitoring by the CCO.

Covered Persons are encouraged to participate in social activities with those with whom the Company maintains business relationships so long as they are reasonable and customary types of social activities in a business context. Extravagant entertainment is strictly prohibited - whether from or to a client, prospective client or other person or entity with which the Company conducts business.

Section 7: Social Media and Networking Policy

Relevant Exhibits

None

Policy

The use of social networks and social media (collectively “social networks”) such as Facebook, , Twitter, LinkedIn, YouTube, etc., blogs, or other forms of online publishing or discussion) is widespread for both work and personal purposes. Employees who choose to create or participate in a social network must do so without interfering with the employees’ primary job responsibilities.

While social networks can foster connections between colleagues, employees, and friends, and allow the sharing of information quickly, the information posted to social networking sites is in the public domain and may reflect on the Company’s business. This is a real possibility especially in an age where people regularly use search engines to find information about business contacts.

Employees who participate in social networking must adhere to the following guidelines relative to any communications related to the Company or to any Company personnel.

Personal vs. Business Use

1.	In general, employees must keep personal social media activity distinct and separate from professional networking activity, and communication with purely social media sites should be conducted from personal email accounts only.
2.	Personal social networking is not allowed on Company computers or other IT equipment at any time.
3.	Employees are personally responsible for what they post. Postings are public and will be available for a long time even if an employee tries to modify it or remove it later. The Company disclaims any responsibility or liability for any other errors, omissions, loss or damages claimed or incurred due to any employee posting.
4.	Employees are required to identify themselves when relevant and when publishing something about the Company, the work they do or any subjects associated with the Company use a disclaimer that the views expressed are exclusively their own. The disclaimer could say something like the following: “The views I express on this site are my own and do not represent those of the Company”.
5.

Employees must ensure that the choice of words used does not suggest that the employee is representing the Company’s official position, unless the employee has been authorized to do so. For example, postings should be written in the first person (“I” rather “we”). Managers and executives of the Company must take special care when posting due to the nature of their positions; their personal postings may be interpreted as views and opinions of the Company even with standard disclosure language in place.

Testimonials

Federal securities laws prohibit advertising (which includes social media) that: refers to any testimonial concerning the adviser or any advice, analysis, report, or other service rendered by such adviser or any statement of a client’s experience or an endorsement by a client. The following guidelines must be followed to avoid testimonials:

1.	Preventing “online friends” to post comments or recommendations to an employee’s social network, which may include the comments/recommendations of current and former Company employees.
2.	Not writing recommendations or referrals for friends/associates. Employees are not to write any recommendations for others as it could create a potential liability situation. Requests for referrals should be directed to the CEO of the Company.
3.	Restricting (where possible) the ability of others to post recommendations and should delete any recommendations received from others (where it is not possible to restrict).
4.	Not providing a link to the Company website or disclosure of the Company’s website on the social networking site, (excluding LinkedIn).

Privacy and Violations of Other Company Policies

1.	Employees are prohibited from using, disclosing, or posting Company or client confidential, proprietary and non-public information, or any documents related to the Company, its clients, and known clients. Also, employees should not comment on the Company’s confidential and financial information such as future business performance, business plans, or prospects. Disclosing such information may subject the employee or the Company to liability for insider trading or other violations of securities laws.
2.	Employees must not engage in any communication that violates the Company’s policy prohibiting sexual and other unlawful harassment, the Company’s conduct rules. The Company expects its employees to be courteous and respectful towards supervisors, co- workers, clients, and other persons associated with the Company. Do not engage in any personal attacks on such individuals.
3.	Employees are responsible for maintaining the security of passwords used to access social networking sites. Employees should not use the same password to access an external social media site that is used for internal company purposes, and should not give out passwords.
4.	Employees must use caution about reposting information from other sites and should respect all copyright trademark, privacy, fair-use, financial disclosures and other laws. In accessing or using social networking employees must comply with the legal terms of code of conduct governing such sites.

Use of Company Name and Representations

Employees are prohibited from divulging the Company’s name or their position on social networks except for approved professional networking sites (e.g. LinkedIn). Furthermore, if an employee elects to use the Company’s name on LinkedIn and identifies themselves as a Company employee they must refrain from any disclosures that may harm the Company or misrepresent their job title or position, or post other negative comments.

Use of Email

Employees are prohibited from using the email function on any social networking site when communicating information that would be required to be retained under federal securities laws, which include all communications with clients as well as communications about client trades and client portfolios. In the event that an employee must use email to communicate, (for example, during a business continuity event) employee must send a copy of the email message to their Company’s email address so the record will be retained as required.

Company Access

The Company retains the right to monitor all files and messages stored on and transmitted through Company computers, so employees have no reasonable expectation of privacy on social network sites accessed through Company computers, even if a private account is used.

Procedures

The CCO will conduct audits to monitor participation in social media and the use of the guidelines listed above. The Company reserves the right to determine whether particular conduct violates any part of this policy or is otherwise inappropriate. Violation may result in discipline, up to and including an unpaid suspension and/or immediate termination.

Section 8: Political Contributions Policy and Reporting

Relevant Exhibits

None

Background

SEC regulations require that Investment Advisers collect reports on personal political contributions.

Policy

The Firm does not require the reporting of personal political contributions because the Firm:

1.	Has no business with state or local government entities; or

2.	Does not plan to solicit or provide investment advisory services to state or local government entities in the future.

As such, the Firm will not:

1.	Provide advisory services for compensation to a government entity, either directly or through a pooled investment vehicle (specifically, a private fund or a registered investment company that is an investment option of a participant-directed plan or program of a government entity, including a college savings plan like a 529 plan and a retirement plan like a 403(b) or 457 plan), for two years after the adviser or certain of its executives or employees makes political contributions to an elected official or candidate for political office above $350 for a candidate they are eligible to vote for and $150 for a candidate they are not eligible to vote for, if the office is directly or indirectly responsible for, or can influence that government entity's selection of the adviser;

2.       Pay or agree to pay a third-party placement agent or "finder" to solicit business from a government entity on the adviser's behalf unless the third party is a registered broker-dealer or SEC-registered investment adviser subject to pay to play restrictions; and

3.	Allow either the Firm not certain of its executives and employees from soliciting or coordinating contributions (i.e., "bundling") from others to a political official, candidate or political party in a state or locality where the Firm provides or is seeking to provide advisory services.

If the Firm opts not to collect reports, the Firm will be unable to solicit or provide investment advisory services to state and local government entities for a period of 2 years (“2 year lock out”).

Section 9: Code of Ethics Acknowledgements

Relevant Exhibits

Exhibit G – Initial / Annual Acknowledgement

Acknowledgements

The intent of the Code is to provide a framework for honesty and fair dealing, and to keep in compliance with the regulations which provide for the supervision of the business.

Every employee will receive a copy of this Code annually. They will be required to annually acknowledge, in writing, their understanding of the Code and intent to comply with its intent. Additionally, employees have been provided to access with and have an understanding of the Compliance Manual.

Written acknowledgements of the Code must be submitted on the Initial/Annual Compliance Report:

1.	Initially, when the Code is placed in service;
2.	Initially, within ten days of employment by the Company;
3.	Any time there have been amendments to the Code; and
4.	Annually, within 45 days of calendar year end.

Procedures

The CCO is responsible for providing the Code and all amendments to the Code to Covered Persons and obtaining all required acknowledgements.

Section 10: Form ADV Disclosure

Relevant Exhibits

None

The Company will describe the key provisions of its Code of Ethics in Form ADV Part 2 (or equivalent brochure). The disclosure will state that the Company will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO will approve the initial ADV disclosure relating to the Code and any amendments.

The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered.

Section 11: Violations and Sanctions

Relevant Exhibits

None

Reporting any Illegal or Unethical Behavior or Violations of this Code

Employees of the Company are required to talk to the Chief Executive Officer (CEO), or the Chief Compliance Officer CCO about observed illegal or unethical behavior. Employees are expected to cooperate in internal investigations of misconduct. Employees of the Company must read the Company’s Compliance Manual which describes procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or any other complaint by clients.

Any employee of the Company may submit a good faith concern regarding questionable accounting or auditing matters, or any other area of concern without fear of dismissal or retaliation of any kind.

Each employee of the Company shall promptly bring to attention of the CEO and the CCO, any information he or she may have concerning any perceived violation of this Code, including any actual, apparent or potential conflicts of interest between personal and professional relationships, involving any employee of the Company, its contractors, it agents or its clients. The CCO will keep records of any violation of the Code of Ethics as well as any action taken as a result of the violation.

Sanctions

The Company will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 12: Compliance Oversight

Relevant Exhibits

None

The CCO’s responsibilities include the following:

1.	Create and maintain a list of all Covered Persons;
2.	Monitor personal securities transactions, brokerage statements, and/or the clients’ securities transactions for unusual trading patterns and reporting;
3.	Communicate Code policies to employees upon hiring and during compliance meetings;
4.	Require Covered Persons to read this Code and obtain required acknowledgments;
5.	Monitor requests for a copy of the Company’s Code and subsequent delivery;
6.	Review and revise the Code for adequacy and effectiveness at least annually;
7.	Review and revise the Code of Ethics as necessary;
8.	Review and revise Form ADV disclosure of the Code;
9.	Report material Code violations and sanctions to the Board of Directors, (as applicable), periodically;
10.	Implement measures to prevent dissemination of material non-public information, when it has been determined that an employee has obtained such information, and add the security to the Company’s restricted list, (as applicable), thereby restricting officers, directors and employees from trading the securities for themselves or clients;
11.	Document all Code violations or apparent violations promptly upon discovery and take appropriate action as necessary; and
12.	Determine disciplinary action against any Covered Persons.

Section 13: Recordkeeping

Relevant Exhibits

None

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect actual transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and with the signed acknowledgement of the CEO.

The CCO will ensure that the following books and records are maintained in electronic or hard copy form for at least five years, two years in an easily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;
2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
3.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Covered Person; (These records must be kept for five years after the individual ceases to be a Covered Person of the Company.)
4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
5.	A list of the names of persons who are currently, or within the past five years were Covered Persons of the Company; and
6.	As applicable, record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

EXHIBITS

Exhibit A – Covered Persons

Name of Person	Title / Relationship

Exhibit B – Pre–Clearance Request Form

Pursuant to the Company’s Code of Ethics, I request clearance for the following proposed transactions I am required to obtain the prior written approval the CCO before, directly or indirectly, acquiring or disposing of beneficial ownership of an Initial Public Offering (IPOs) and Private Placements (Limited Offerings).

Type and Amount of Security Purchase or Sale

________________________________________________________________________________

I understand that:

1.	The CCO may reject any trade request in their sole discretion, and no reason need be given for such rejection.
2.	The Pre – Clearance will be valid for one trading day for market orders and limit orders.
3.	This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Security arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable.

Covered Person	Print or Type Name
Signature Approval:		Date
Compliance Review	Print or Type Name
Signature		Date

Exhibit C – Quarterly Personal Securities Transaction Report

Quarter Ended

The Company’s policy (Code of Ethics) and SEC regulations require that each Covered Person report within 30 days of the end of each calendar quarter any personal securities transactions in any securities accounts of the Covered Person or any immediate family or household members in which the person has a beneficial interest.

Transactions do not need to be reported for:

1.	any account in which the Covered Person has no direct or indirect influence or control;
2.	U.S. Treasury or government securities;
3.	bank certificates of deposit, bankers’ acceptances, commercial paper & high quality short- term debt instruments;
4.	unaffiliated and affiliated open-end mutual funds, including money market funds, and
5.	unaffiliated and affiliated variable annuities.

□	YES, I have had personal securities transactions within the past quarter as reported on: (check those that apply)
□	the attached page/or monthly brokerage statements
□	confirmations/statements sent directly by my broker/dealer
□	the attached report

□	NO, I have had no personal securities transaction(s) in the past three month period.

Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a client of the Company, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Company.

Covered Person	Print or Type Name
Signature		Date
Compliance Review	Print or Type Name
Signature		Date

Quarterly Personal Securities Transaction Report

Security Name	Date of Transaction	No. Of Shares	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

Exhibit D – Initial / Annual Holdings Report

The Company’s policy and SEC regulations require that each Covered Person report within 10 days of becoming a Covered Person, or within 45 days of calendar year end, the following:

1.	Name of any broker, dealer or bank with which I maintain an account in which any securities are held for my direct or indirect benefit.

Account Name	Account #	Company

2.	Name of Covered Securities in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any Covered Securities are held.

Security Name & Type	Ticker Symbol or CUSIP #	Number of Shares	Principal Amount of Security	Broker/Dealer or Bank Through Whom Held

3.	I will immediately notify the CCO of the Company, if at any time in the future I have trading authorization over, or direct or indirect interest in, securities or commodities accounts with any other Covered Accounts.

Accepted and Agreed:
Covered Person	Print or Type Name
Signature		Date
Compliance Review	Print or Type Name
Signature		Date

Exhibit E – Outside Business Activities Disclosure Form

I am involved in Outside Business Activities:

□ Yes □ No

Listed below are all outside activities I am involved in:

__________________________________________________________________________

__________________________________________________________________________________________________

__________________________________________________________________________________________________

__________________________________________________________________________________________________

I have received pre-approval for all activities listed:

□ Yes □ No

____________________________________________________________

I certify the above disclosure is inclusive of all business activity outside of my relationship with the Company, and that no other form of compensation is received directly or indirectly.

□ Yes □ No Accepted and Agreed:
Covered Person	Print or Type Name
Signature		Date
Compliance Review	Print or Type Name
Signature Comments:		Date

Exhibit F – Outside Business Pre- Approval Form

I request approval for the following Outside Business Activity:

Include any other business either as a proprietor, partner, officer, director, employee, trustee, and agent or otherwise. Also include non-investment-related activity including any charitable, civic, religious or fraternal activity that is recognized as tax exempt.

1.	The name of the other business:

________________________________________________________________________________

2.	Is the business is investment-related?

________________________________________________________________________________

3.	The address of the other business:

________________________________________________________________________________

4.	The nature of the other business:

________________________________________________________________________________

5.	Your position, title, or relationship with the other business:

________________________________________________________________________________

6.	The start date of your relationship:

________________________________________________________________________________

7.	The approximate number of hours/month you devote to the other business:

________________________________________________________________________________ The number of hours you devote to the other business during securities trading hours:

________________________________________________________________________________

8.	Briefly describe your duties relating to the other business:

________________________________________________________________________________

9.	Will compensation2 be received from another employer3? □ Yes □ No

10. In what form______________________________________________________________________

Accepted and Agreed:
Covered Person	Print or Type Name
Signature		Date
Compliance Review	Print or Type Name
Signature		Date

_______________

2   Compensation is defined as, but not limited to, commissions, selling fees, salaries, compensation paid directly or indirectly, finder’s fees, participation in profits, partnership distributions or expense reimbursement.

3  Employer is defined as any corporation, partnership, or franchise relationship, or indirect business activity through a general agent, independent contractor, or sales representative.

Exhibit G – Initial / Annual Acknowledgement Report

All Covered Persons will receive a copy of this Code and will be required to submit to the CCO written acknowledgement of receipt, within 10 days of becoming a Covered Person, within 45 days of calendar year end, or any time there have been amendments to the Code.

Name: _______________________________

Acknowledgements:

1.	I have received and read the Code of Ethics and understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest, including accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.
2.	I have and will comply with all provisions of the Code of Ethics.
3.	I understand that I may be subject to sanctions up to and including termination of my employment with the Company for violations of the Code.

Accepted and Agreed:

__________________________________________________________________

Covered Person Print or Type Name

__________________________________________________________________

Signature Date

__________________________________________________________________

Compliance Review Print or Type Name

__________________________________________________________________

Signature Date

Comments:

Exhibit H – Definitions

Access Person includes any Supervised Person who:

1.	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or
2.	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the Company’s primary business is providing investment advice, all of the Company’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Company may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)

Advisory Person means:

1.	Any Supervised Person of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
2.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Client or Client Account means any Fund advised by the Adviser, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Adviser).

Control is the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position with such Company. Ownership of 25% or more of a Company’s outstanding voting security is presumed to give the holder control over the Company. (Investment Company Act Section 2(a) (9)).

Covered Account is generally any account in the name of the Company or an Access Person or in which the Company or Access Person:

1.	Has any direct or indirect beneficial ownership interest; and
2.	Exercises control or influence; and/or
3.	An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Covered Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short– term debt obligations, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares of open–end mutual funds that are not advised or sub–advised by the Company or its affiliates; and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Company or its affiliates. .

Fund means an investment company registered under the Investment Company Act.

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended.

Investment Company Act means the Investment Company Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.	Spouse;
2.	Minor children; and
3.	A relative who shares his or her home,

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
2.	Employees; and
3.	Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.